Amendment No. 1

This Amendment to the Participation Agreement (the "Amendment") is effective as of May 1, 2007, by and among Calvert Variable Series, Inc., ("CVS"), Calvert Distributors, Inc. ("Underwriter"), Ameritas Life Insurance Corp. ("Company"), on behalf of itself and each segregated asset account of the Company named in Schedule C to the Agreement and The Union Central Life Insurance Company ("Union Central") on behalf of itself and on behalf of its separate accounts, Carillon Life Account and Carillon Account (the "Accounts"').

WHEREAS, CVS, the Underwriter, and the Company are the parties to a Participation Agreement (the "Agreement") , dated May 1, 2000, wherein CVS engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") issued by the Company;

WHEREAS, Union Central, an affiliate of the Company, also issues variable life insurance policies and variable annuity contracts and wishes to become a party to the Agreement in order to purchase shares in the Portfolios (as such term is defined in the Agreement) on behalf of its Accounts to fund certain variable life insurance policies and variable annuity contracts; and

WHEREAS, CVS, the Underwriter, and the Company now desire to add Union Central as a party to the Agreement, and Union Central desires to become a party to the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

CVS, the Underwriter, and the Company hereby agree to amend the Agreement to include Union Central as a party.

Union Central agrees to abide by all terms, conditions and obligations set forth in the Agreement.

Schedule A is deleted and replaced with the Schedule A attached to this Amendment No. 1.

Schedule C is deleted and replaced with the Schedule C attached to this Amendment No. 1.

Exhibit A is deleted and replaced with the Exhibit A attached to this Amendment No. 1.

All other provisions of the Agreement shall remain the same.

The undersigned parties have caused this Amendment to the Agreement to be duly executed by the following authorized individuals for the purposes expressed herein.

calvert variable series, inc.	AMERITAS LIFE INSURANCE CORP.

By:	By:
Print:	Print: Robert C. Barth
Title:	Title: Sr. Vice President
Date:	Date: March 22, 2007

calvertdistributors, inc.	The Union central life insurance company

By:	By:
Print:	Print: Angelo de Jesus
Title:	Title: Second Vice President
Date:	Date: March 26, 2007

SCHEDULE A

CONTRACTS

Ameritas Contract Forms:
	Life:	4055 Low-Load Variable Universal Life
6065 Low-Load Survivorship Variable Universal Life

	Annuity:	4080 No-Load Variable Annuity
6150 No Load Variable Annuity

Union Central Contract Forms:
	Life:	Excel Accumulator -- UC 8707

	Annuity:	Variable Annuity I -- UC 8134
Variable Annuity II SA -- UC 8137
Variable Annuity III -- UC 8138

SCHEDULE C

ACCOUNTS

Name of Insurer
Name of Separate Account	Date of Resolution Establishing Account

Ameritas Life Insurance Corp.

Ameritas Life Insurance Corp. Separate Account LLVL	August 25, 1985
Ameritas Life Insurance Corp. Separate Account LLVA	May 28, 1987
Ameritas Variable Separate Account VL	May 17, 2002
Ameritas Variable Separate Account VA	May 17, 2002

The Union Central Life Insurance Company

Carillon Life Account	July 10, 1995
Carillon Account	February 6, 1984

                                                                        EXHIBIT A

                                                                     PORTFOLIOS

The following portfolios in Calvert Variable Series, Inc. ("CVS") are subject to this Agreement:

1)     Social Balanced Portfolio

2)     Social Equity Portfolio

3)     Social International Equity Portfolio

4)     Social Mid Cap Growth Portfolio

5)     Social Small Cap Growth Portfolio

6)     Income Portfolio